UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 4, 2012

Internet Patents Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-26083 (Commission File Number)	94-3220749 (I.R.S. Employer Identification No.)

10850 Gold Center Dr, Suite 250B Rancho Cordova, California 95670

(Address of principal executive offices including zip code)

(916) 853-3300 (Registrant’s telephone number, including area code)

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On January 4, 2012, the Compensation Committee of the Board of Directors (the “Committee”) of Internet Patents Corporation (formerly InsWeb Corporation) approved the 2012 compensation plan for the Company’s  executive officers.  In approving the 2012 compensation plan, the Committee considered, among other factors, the Company’s financial and operating performance, changes to the Company’s business model, market conditions, and general compensation trends for publicly traded companies. The objectives of the compensation plan are to attract, motivate and retain talented and dedicated employees, and to provide incentives to further the Company’s interests and those of our stockholders.

As recommended by the Committee and approved by the Board of Directors, the 2012 annual cash compensation for Hussein Enan (CEO and Interim CFO) and Eric Loewe (General Counsel and Secretary) are unchanged from 2011. The 2012 annual base cash compensation for Steve Yasuda (Chief Accounting Officer) increases from $169,753 to $254,629.50 and is retroactive to December 1, 2011.
	2012 Base Salary	Stock Options

Hussein A. Enan (CEO and Interim CFO)	$300,000.00	-
Steven J. Yasuda (CAO)	$254,629.50	-
L. Eric Loewe (General Counsel)	$218,360.00	-

The Compensation Committee also approved the immediate payment of a special, lump-sum cash bonus to each of Mr. Enan, Mr. Yasuda and Mr. Loewe in recognition of their services in completing the sale of assets to Bankrate, Inc.

Cash Bonus

Hussein A. Enan (CEO and Interim CFO)	$100,000.00
Steven J. Yasuda (CAO)	$10,000.00
L. Eric Loewe (General Counsel)	$50,000.00

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INTERNET PATENTS CORPORATION

Date: January 10, 2012	By:	/s/ L. Eric Loewe
Name: L. Eric Loewe
Title: General Counsel and Secretary